                                                                 EXHIBIT 10.24
                                                                 -------------



                              SETTLEMENT AGREEMENT


                                 by and between

                      Pension Benefit Guaranty Corporation

                                      and

                    the Lone Star Group (as herein defined)
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                     TABLE OF CONTENTS

                                                        Page
 ARTICLE I - DEFINITIONS                                1

 ARTICLE II - RECITALS                                  6

 ARTICLE III - AGREEMENTS RELATING TO
               TERMINATION OF PENSION PLANS             8

 ARTICLE IV -  PENSION PLAN FUNDING                     9

 ARTICLE V - PBGC'S SECURITY INTEREST                  14

 ARTICLE VI - COVENANT REGARDING SENIOR NOTES          17

 ARTICLE VII - REPORTING REQUIREMENTS                  19

 ARTICLE VIII - REPRESENTATIONS AND WARRANTIES         21

 ARTICLE IX - EVENTS OF DEFAULT                        25

 ARTICLE X - REMEDIES                                  28

 ARTICLE XI - TERMINATION OF AGREEMENT                 30

 ARTICLE XII - GENERAL PROVISIONS                      34

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                              SETTLEMENT AGREEMENT

                    This Settlement Agreement is made as of April 12, 1994, by and between the Pension Benefit Guaranty Corporation and the Lone Star Group (as hereinafter defined).

                                   ARTICLE I

                                  DEFINITIONS

                    Section 1.1. The following terms shall have the meanings specified below unless the context clearly requires otherwise:

                         (a) "Agreement" shall mean this Settlement
         Agreement together with the Mortgage Agreement and Security Agreement and all exhibits thereto, each as modified, supplemented, or amended from time to time as provided herein;

                         (b) "Bankruptcy Court" shall mean the United
         States Bankruptcy Court for the Southern District of New York;

                         (c) "Chapter 11 Proceedings" shall mean the proceedings in re Lone Star Industries, Inc. and New York Trap Rock Corporation, Et Al., Case Nos. 90 B 21276 to 90 B 21286, 90 B 21334 and 90 B 21335 (HS), now pending in the Bankruptcy Court;

                         (d) "Collateral" shall have the meaning set forth in section 5.1 of this Agreement;

                         (e) "Contributing Sponsor" shall have the meaning set forth in section 4001(a) (13) of ERISA, 29 U.S.C.
         Section 1301(a) (13);

                         (f) "Controlled Group" shall have the meaning set forth in section 4001(a) (14) of ERISA, 29 U.S.C. Section 1301(a) (14);

                (g) "Debtors" shall mean, collectively, Lone Star Industries, Inc.; New York Trap Rock Corporation; San-Vel
Concrete Corporation; NYTR Transportation Corp.; Lone Star Cement Inc.; Construction Materials Co.; I.C. Materials, Inc.; Lone Star Prestress Concrete, Inc.; Lone Star Properties, Inc.; Southern Aggregates, Inc.; Lone Star Transportation Corp.; Lone Star Building Centers, Inc.; and Lone Star Building Centers (Eastern) Inc.;

                (h) "Disclosure Statement" shall mean the Modified Amended Disclosure Statement filed by the Debtors with the Bankruptcy Court on November 4, 1993;

                (i) "Effective Date" shall have the meaning set forth in the Modified Plan;

                (j) "Environmental Laws" shall have the meaning set forth in section 8.4 of this Agreement;

                (k) "EBITDA" shall have the meaning set forth in
section 11.1 of this Agreement;

                (l) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq.;

                (m) "Event of Default" shall have the meaning set forth in section 9.1 of this Agreement;

                (n) "Forebearance Obligation" shall have the meaning set forth in the Mortgage Agreement;

                (o) "Forebearance Value" shall have the meaning set forth in the Mortgage Agreement;

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                (p) "Free Cash Flow" shall have the meaning set
forth in section 11.1 of this Agreement;

                (q) "Interest Coverage Ratio" shall have the meaning set forth in section 11.1 of this Agreement;

                (r) "Kosmos Partnership" shall have the meaning set forth in section 5.1 of this Agreement;

                (s) "Kosmos Partnership Agreement" shall have the meaning set forth in section 5.1 of this Agreement;

                (t) "Lone Star Group" shall mean, at the time of any determination under a provision contained herein, Lone Star Industries, Inc. and all Persons under common control with Lone
Star Industries, Inc. within the meaning of section 4001(b) of ERISA, 29 U.S.C. Section 1301(b), and sections 414(b) and (c) of the Internal Revenue Code at such time of determination;

                (u) "Minimum Funding Contributions" shall mean those contributions required to be made to a pension plan under section 302 of ERISA, 29 U.S.C. Section 1082, and section 412 of the Internal Revenue Code, 26 U.S.C. Section 412;

                (v) "Modified Plan" shall mean the Modified
Amended Consolidated Plan of Reorganization filed November 4,
1993, by the Debtors in the Chapter 11 Proceeding, as subsequently amended and confirmed by the Bankruptcy Court;

                (w) "Mortgage Agreement" shall mean the Mortgage,
Security Agreement, Assignment of Leases and Rents, and Financing
Statement dated April 12, 1994, between Lone Star Industries,
Inc. and PBGC;

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                (x) "NewCo" shall have the meaning set forth in
the Modified Plan and shall also include any successors or assigns thereto;

                (y) "Oglesby Complex" shall have the meaning set forth in section 5.1 of this Agreement;

                (z) "Operating Profit" shall have the meaning set forth in section 11.1 of this Agreement;

                (aa) "PBGC" shall mean the Pension Benefit
Guaranty Corporation;

                (bb) "Pension Plans" shall mean: (1) Lone Star Industries, Inc. Salaried Employees Pension Plan; (2) New York Trap Rock Corporation Pension Plan for Hourly Paid Employees; (3) Lone Star Industries, Inc. Amended Pension Plan for Hourly Employees; (4) Pension Plan for Hourly Employees at Pryor and New Orleans; (5) Marquette Cement manufacturing Company Division Wage Employees Revised Pension Plan; (6) Pension Plan for Hourly Paid Employees of Lone Star Industries, Inc. at Dixon, Illinois;
(7) Marquette Company Pension Plan for Hourly Employees at the Memphis Distributing Terminal; (8) Lone Star Industries, Inc. Pension Plan for Hourly Employees at Salt Lake; (9) I.C. Materials, Inc./Traver Supply Company Pension Plan; and (10) Lone Star Florida Cement, Inc. Pension Plan for Hourly Employees;

                (cc) "Person" shall mean any natural person, corporation, partnership, joint venture, firm, association, trust, or other entity;

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                (dd) "Premiums" shall mean the premiums payable to
PBGC under sections 4006 and 4007 of ERISA, 29 U.S.C. Sections 1306-07;

                (ee) "Reorganized Lone Star" shall have the meaning set forth in the Modified Plan;

                (ff) "Security Agreement" shall mean the agreement, including all exhibits thereto, dated April 12, 1944, granting PBGC a first priority interest in the Oglesby Complex and the Kosmos Partnership, copies of which are attached hereto as Exhibit A;

                (gg) "Senior Notes" shall have the meaning set forth in the Modified Plan, as such Senior Notes may be amended from time to time, but shall also include any notes or other debt obligations given in exchange for, or in any refinancing or restructuring of, the Senior Notes;

                (hh) "Statutory Minimum Funding Requirements" shall mean the requirements set forth in section 302 of ERISA, 29
U.S.C. Section 1082, and section 412 of the Internal Revenue Code, 26 U.S.C. Section 412, and the regulations thereunder;

                (ii) "Termination Liability" shall mean the liability to PBGC described in section 4062(b) of ERISA, 29
U.S.C. Section 1362(b);

                (ii) "Test Period" shall have the meaning set forth in section 11.1 of this Agreement;

                (kk) "Unfunded Benefit Liabilities" shall have the meaning ascribed to the term "amount of unfunded benefit liabilities" in section 4001(a) (18) of ERISA, 29 U.S.C.
Section 1301(a) (18).

         Section 1.2. With respect to all terms in this Agreement, the singular includes the plural and the plural includes the singular; references to agreements and other contractual instruments include all subsequent amendments or changes thereto made in accordance with their respective terms and not prohibited by this Agreement; and references to Persons include their permitted successors and assigns, to the extent provided under applicable law.

          Section 1.3.  References herein to any statutory
section shall include any successor to such section, whether by amendment or renumbering of such section.

                                   ARTICLE II

                                    RECITALS

          Section 2.1.  In December 1990, each of the Debtors
filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

          Section 2.2.  Each member of the Lone Star Group is
currently either the Contributing Sponsor or a member of the Controlled Group of the Contributing Sponsor of the Pension
Plans.

          Section 2.3.  PBGC is a wholly owned United States
government corporation created under Title IV of ERISA.  PBGC

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guarantees the payment of certain pension benefits upon
termination of a covered pension plan.

          Section 2.4.  Each of the Pension Plans is covered
under Title IV of ERISA.

          Section 2.5. PBGC has informed the Lone Star Group of its concern that, in the absence of this Agreement, confirmation of the Debtors' Modified Plan could result in the possible long-run loss of PBGC increasing unreasonably within the meaning of section 4042(a) (4) of ERISA, 29 U.S.C. Section 1342(a) (4). Accordingly, PBGC informed the Lone Star Group that it was considering initiating termination of the Pension Plans under section 4042 of ERISA.

          Section 2.6. PBGC has asserted that, in the event of termination of one or more of the Pension Plans, each member of the Lone Star Group on the date of such termination would be jointly and severally liable to PBGC for Termination Liability relating to the terminated Pension Plan(s).

          Section 2.7.  PBGC has asserted that if all of the
Pension Plans were terminated as of May 31, 1993, the aggregate amount of Termination Liability for all of the Pension Plans would be $73,246,476.

          Section 2.8.  PBGC has filed proofs of claim in the
Chapter 11 Proceedings on behalf of itself and the Pension Plans.
Claim numbers 2789 through 2801, inclusive, were for the Termination Liability that PBGC asserts would be owed to PBGC upon termination of the Pension Plans. Claim numbers 2776

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through 2788, inclusive, were for Minimum Funding Contributions
PBGC asserted were owed to the Pension Plans and claim numbers
2802 through 2814, inclusive, were for Premiums PBGC asserted were owed to PBGC.

          Section 2.9. The Lone Star Group disputes that the prospect of confirmation of the Modified Plan would provide grounds for PBGC to terminate the Pension Plans and disputes PBGC's calculation of the amount of the Termination Liability in the event of termination of the Pension Plans.

          Section 2.10.  The Lone Star Group and PBGC have
conducted negotiations to address their concerns about the effects of confirmation of the Modified Plan.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the receipt, adequacy, and sufficiency of which are hereby acknowledged, and intending to be legally bound, PBGC and the Lone Star Group hereby agree as follows:

                                  ARTICLE III

              AGREEMENTS RELATING TO TERMINATION OF PENSION PLANS

          Section 3.1.  PBGC shall not institute proceedings
under section 4042 of ERISA, 29 U.S.C. Section 1342, to terminate any of the Pension Plans or to appoint a trustee for any of the Pension Plans at any time prior to and including the Effective
Date.

          Section 3.2. The Lone Star Group and PBGC agree that, with respect to confirmation of the Modified Plan, the transactions contemplated by this Settlement Agreement alleviate the concerns of a possible long-run loss to the PBGC increasing unreasonably within the meaning of section 4042(a) of ERISA.

          Section 3.3. Proofs of claim numbers 2776 through 2814, inclusive, filed by PBGC in the Chapter 11 Proceedings shall be withdrawn with prejudice by PBGC no later than the Effective Date, subject, however, to the Lone Star Group's having performed its obligations under this Agreement as of the Effective Date. Except as provided herein, neither such withdrawal of PBGC's claims, nor PBGC's entering into this Agreement, nor any other act or omission shall be construed as having any effect or impact on rights PBGC may have with respect to any of the Pension Plans after the Effective Date.

                                   ARTICLE IV

                              PENSION PLAN FUNDING

          Section 4.1. On the Effective Date, the Lone Star Group shall pay (or cause the relevant Pension Plan or Pension Plans to pay) to PBGC fifty-two thousand six hundred ninety-two dollars and twenty-seven cents ($52,692.27) in past due Premiums owed with respect to the Pension Plans.

          Section 4.2.  The Lone Star Group shall contribute
value to the Pension Plans in accordance with either Option A or

Option B, as described below. PBGC in its sole discretion shall choose Option A or Option B on or before the Effective Date.

     Option A

     The Pension Plans shall have allowed general unsecured claims in the amount of twelve million two hundred thousand dollars and no cents ($12,200,000.00). These claims will receive the same treatment as other allowed general unsecured Class 4B claims under the Modified Plan, except as set forth below. Any cash and, subject to the limitations in section 407 of ERISA, New Lone Star Common Stock payable on account of these claims shall be immediately contributed by the Debtors to the Pension Plans. Any other non-cash assets payable on account of these claims (including any New Lone Star Common Stock that cannot be immediately contributed to the Pension Plans because of the limitations in section 407 of ERISA) shall be held by the Lone Star Group (either in escrow or in general corporate funds) and shall be contributed to the Pension Plans as soon as practicable after the prohibited transaction exemption described in section
4.6 of this Agreement shall have been obtained from the Department of Labor. If such prohibited transaction exemption is denied or is not obtained within fifteen months of the Effective Date, then, within ninety days thereafter, the Lone Star Group shall cause such other non-cash assets to be sold and shall collect the proceeds therefrom. Within thirty days of receiving such proceeds, the Lone Star Group shall contribute an equivalent amount of cash to the Pension Plans.

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      Option B

      PBGC, for the benefit of the Pension Plans, shall have allowed general unsecured claims in the amount of twelve million two hundred thousand dollars and no cents ($12,200,000.00). PBGC may sell such claims on or before the Effective Date (through an independent designated agent) for cash equal to the fair market value of the claims; provided that if a price cannot be obtained for such claims that is satisfactory to PBGC (in PBGC's sole discretion), PBGC may rescind its choice of this Option B and choose Option A instead. All cash proceeds from the sale of such claims shall be held in escrow by such designated agent for the benefit of the Pension Plans until the Effective Date and shall be contributed to the Pension Plans on the Effective Date or as soon as practicable thereafter (along with interest earned thereon) in accordance with directions to be provided by Lone Star Industries, Inc.

      The allocation of the contributions required by this section among the various Pension Plans (whether under Option A or Option B) shall be made by the Debtors, provided that all such contributions shall be made to those Pension Plans that have Unfunded Benefit Liabilities. The contributions required under this section shall be in addition to any contributions required under sections 4.1 and 4.4 of this Agreement or required under applicable law or otherwise required.

          Section 4.3.  The Lone Star Group shall maintain and
fund the Pension Plans in accordance with applicable law,

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
including the Statutory Minimum Funding Requirements. Nothing in this Agreement or in the Modified Plan shall be construed as discharging, in whole or in part, such obligations of the Lone Star Group to the Pension Plans under applicable law. Likewise, nothing in this Agreement shall limit PBGC's rights under section 412(n) of the Internal Revenue Code.

          Section 4.4. In addition to any amounts required to be contributed to the Pension Plans to meet the Statutory Minimum Funding Requirements or otherwise required to be contributed to the Pension Plans, the Lone Star Group shall contribute to the Pension Plans the excess, if any, of --

                (a) the amounts that would be required to be contributed to the Pension Plans to meet the Statutory Minimum Funding Requirements if the contributions arising from the allowed claims described in section 4.2 of this Agreement had not been included as a credit to the funding standard account [26 U.S.C. Section 412(b)],

      Over

                (b) the amounts required to be contributed to the Pension Plans to meet the Statutory Minimum
                Funding Requirements,

PROVIDED that any amount required to be contributed under this section 4.4 shall be reduced by the amortization charges (including interest) that are attributable to the additional benefit liabilities that must be recognized as a result of the

                                       12
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decision in Monarch Cement Company V. Lone Star Industries, Inc.,
982 F.2d 1448 (10th Cir. 1992)

          Section 4.5.  If any contribution required under
section 4.4 would not be deductible under section 404 of the Internal Revenue Code of 1986 in the year due, then such contribution shall not be made in such year but instead shall be made pro rata in the next two years in which it is deductible.
In determining such maximum deductible contributions, the actuary shall calculate the current liability, as defined in section 412(1) (7) of the Internal Revenue Code, utilizing an interest rate which shall be the lowest rate in the "permissible range" specified in section 412(b)(5)(B)(ii)(I) of the Internal Revenue Code. In no event, however, shall this section require an interest rate lower than the rates used by PBGC to determine Termination Liability.

          Section 4.6.  If PBGC chooses Option A under section
4.2 of this Agreement, the Lone Star Group shall, as soon as practicable after the Effective Date, apply for an exemption under section 408 of ERISA from the prohibited transaction rules in sections 406 and 407 of ERISA with respect to the contributions required under such Option A. The Lone Star Group shall use its reasonable best efforts to obtain such exemption as soon as possible.




                                       13
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                                   ARTICLE V

                            PBGC'S SECURITY INTEREST

           Section 5.1. In order to secure their obligations to PBGC for Termination Liability in the event of a termination of one or more of the Pension Plans after the Effective Date and as more fully set forth in the Mortgage Agreement and Security Agreement, the Lone Star Group shall grant PBGC on or before the Effective Date a continuing security interest of first priority in all of the Lone Star Group's right, title, and interest in and to the following property ("Collateral"):

           (a) the Kosmos Cement Company Partnership ("Kosmos Partnership") between Kosmos Cement Company, Inc. and Lone Star Cement Inc. as evidenced by the Kosmos Cement Company Partnership Agreement dated March 7, 1988, and as supplemented and amended by
(i) the Contribution Agreement between Kosmos Cement Company, a Kentucky General Partnership, and Kosmos Cement Company, Inc., a Delaware corporation, dated March 7, 1988; (ii) the Contribution Agreement between Kosmos Cement Company, a Kentucky General Partnership, and Lone Star Industries, Inc., a Delaware Corporation, dated March 7, 1988; (iii) the Agreement and Addendum to Partnership Agreement dated June 4, 1990, by and among Moore McCormack Resources, Inc., as successor by merger to Kosmos Cement Company, Inc., Lone Star Cement, Inc. and Southwestern Portland Cement Company; and (iv) the First Amendment to the Kosmos Cement Company Partnership Agreement between Lone Star Cement Inc. and Southdown, Inc., as successor by merger to Moore McCormack Resources, Inc., dated October 14, 1992 ("Kosmos Partnership Agreement"); and

               (b)  the cement facility in Oglesby, LaSalle
County, Illinois, that is described in the Disclosure Statement as the Oglesby Complex, to the extent described in the Mortgage
Agreement and Security Agreement ("Oglesby Complex").

          To the extent set out in the Mortgage agreement and Security Agreement, the Collateral shall include (except due to substitution under section 5.2 of this Agreement) all proceeds of any sale of part or all of the Oglesby Complex (excluding sales in the ordinary course of business) or the Kosmos Partnership, and all extraordinary dividends (as defined in section 1059(c) of the Internal Revenue Code of 1986), insurance proceeds, and books and records relating thereto; provided that the Collateral shall not include de minimis insurance proceeds; and provided further that, in the event of a catastrophic loss reimbursed by insurance, the Lone Star Group may (x) substitute for insurance proceeds other collateral of substantially equal value reasonably satisfactory to PBGC, or (y) utilize all or substantially all of such insurance proceeds to repair or replace such catastrophic loss.

          Section 5.2. To the extent set out in the Mortgage Agreement and Security Agreement and except for sales, the repair and replacement of equipment and the mainteNance of facilities in the ordinary course of business, the Lone Star Group shall not transfer, convey, sell, assign, or encumber any part of the

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
Collateral without PBGC's written consent (which consent shall not be unreasonably withheld provided that the Lone Star Group provides substitute collateral of substantially equal value) and shall maintain the Collateral in accordance with applicable provisions of the Mortgage Agreement and Security Agreement.

          Section 5.3.  Notwithstanding any provision of this
Agreement, the Mortgage Agreement or the Security Agreement to the contrary:

          (a)  Neither the Forebearance Value nor the
Forebearance Obligation shall be due and payable until an Event of Default pursuant to sections 11(a), (b) or (e) of the Mortgage Agreement or sections 6.1(a) or (b) of the Security Agreement. Neither the Forebearance Value nor the Forebearance Obligation shall exceed the amount of the Termination Liability. The amount of the Termination Liability shall not be limited by the Forebearance Value or the Forebearance Obligation.

          (b) In the event that all Pension Plans terminate pursuant to sections 11(a) or (b) of the Mortgage Agreement or section 6.1(a) of the Security Agreement and PBGC forecloses on the Collateral, the Lone Star Group shall receive all proceeds of the foreclosure sale which exceed the amount of the Termination Liability.

          (c) If less than all Pension Plans terminate upon an Event of Default pursuant to sections 11(a) or (b) of the Mortgage Agreement or section 6.1(a) of the Security Agreement and PBGC forecloses on the Collateral, PBGC shall use the proceeds of the foreclosure sale to satisfy the Termination Liability associated with the terminated Pension Plans and shall retain as Collateral those proceeds of the foreclosure sale which exceed such Termination Liability. Such Collateral shall be held by PBGC subject to the rights, limitations and conditions, including the right to substitute collateral, set forth in this Agreement, the Mortgage Agreement and Security Agreement.

          (d) The amount of the Forebearance Value and the amount of the Forebearance Obligation shall not be binding on the Lone Star Group and PBGC in any negotiations concerning substitute collateral pursuant to section 5.2 of this Agreement.

          (e)  In no event shall the provisions of this section
5.3 supersede the provisions set forth at section 11.1 of this Agreement.

          (f) Nothing in the Mortgage Agreement or Security Agreement shall expand the circumstances under which PBGC may take possession of the Collateral, as expressly set forth in section 10.2 of this Agreement, except for sections 11(a), (b) and (e) of the Mortgage Agreement and sections 6.1(a) and (b) of the Security Agreement.


                                   ARTICLE VI

                        COVENANT REGARDING SENIOR NOTES

          Section 6.1. If at any time Reorganized Lone Star (or any other member of the Lone Star Group that is an obligor on the Senior Notes) provides security to the holders of the Senior

Notes to secure the obligations evidenced thereby, then at the same time Reorganized Lone Star (or such other obligor) shall provide PBGC with a pro rata share of such security, pari passu with the secured interest granted to the holders of the Senior Notes, to secure the Lone Star Group's obligations to PBGC for Termination Liability in the event of a termination of one or more of the Pension Plans after the Effective Date. PBGC's pro Rata share of such security shall be the fraction determined by dividing (i) the Termination Liability that would be incurred if all of the Pension Plans terminated on the date such security is provided (reduced by the value of the Collateral as of such date, as mutually agreed upon between PBGC and the Lone Star Group or, if they are unable to agree on such value, as determined under binding arbitration conducted under the auspices of the American Arbitration Association) by (ii) the sum of such Termination Liability (as so reduced) and the outstanding principal balance on the Senior Notes. In providing such security, the Lone Star Group shall use its best efforts to ensure that PBGC will have the same priority and rights as a secured creditor as the holders of the Senior Notes in the event that any member of the Lone Star Group voluntarily files or has filed against it a bankruptcy petition or insolvency proceeding in any federal or state court.

      Section 6.2.  All obligations under section 6.1 shall
terminate on the earlier of (i) the date that this Agreement terminates pursuant to section 11.1, or (ii) the date that is the tenth anniversary of the Effective Date.

                                  ARTICLE VII

                             REPORTING REQUIREMENTS

          Section 7.1.  The Lone Star Group shall provide PBGC
the following:

                (a) for each of the Pension Plans, copies of all Internal Revenue Service Forms 5500 when filed and all actuarial valuation reports as soon as available;

                (b) written notice within thirty calendar days after the due dates that (i) it has made the Minimum Funding Contributions and other contributions required under this Agreement or otherwise, or (ii) it has failed to make such contributions;

                (c) copies of the quarterly financial statement on Form 10-Q, annual report and Form 10-K for Lone Star Industries,
Inc. and its consolidated affiliates when filed with the SEC;

                (d) not later than 120 days after the close of the fiscal year of the Lone Star Group, a certification by the chief financial officer of Lone Star Industries, Inc. of the Lone Star Group's capital expenditures for its cement operations for the previous fiscal year; and

                (e) written notice that Reorganized Lone Star (or any other member of the Lone Star Group that is an obligor on the Senior Notes) has made a legally binding commitment to provide security to the holders of the Senior Notes as soon as such commitment or promise is made but in no event less than thirty days before such security is provided.

          Section 7.2. For divestitures other than the divestitures contemplated in the Modified Plan, the Lone Star Group shall provide PBGC with written notice at least thirty days prior to the effective date of any event as a result of which any member of the Lone Star Group will cease to be a member of the Lone Star Group if, immediately after the effective date of the event, the total revenues, the total operating income, or the total assets of the Lone Star Group would be less than ninety percent of the total revenues, the total operating income, or the total assets, respectively, of the Lone Star Group immediately before the effective date of the event. For such purposes, all events occurring in any 12-month period shall be treated as a single event.

          Section 7.3. The Lone Star Group shall provide PBGC with written notice at least sixty days prior to the effective date, to its knowledge, of any declaration of an extraordinary dividend (as defined in section 1059(c) of the Internal Revenue Code of 1986) by any member of the Lone Star Group or redemption, in any twelve-month period, of an aggregate of ten percent or more of the total combined voting power of all classes of stock entitled to vote, or an aggregate of ten percent or more of the total value of shares of all classes of stock, of any member of the Lone Star Group.

          Section 7.4. The Lone Star Group shall provide PBGC prompt written notice, and in any event within fifteen business days, after any member of the Lone Star Group obtains knowledge of the occurrence of any condition or event that constitutes an Event of Default under this Agreement or that would constitute such an Event of Default if not remedied.


                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

          Section 8.1. Each member of the Lone Star Group represents and warrants to PBGC, and PBGC represents and warrants to each member of the Lone Star Group, that it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid, and binding obligation of each member of the Lone Star Group and PBGC, enforceable against each member of the Lone Star Group or PBGC, as the case may be, in accordance with its terms.

          Section 8.2. Each member of the Lone Star Group hereby represents and warrants to PBGC that as of the Effective Date there are no past due Minimum Funding Contributions owed to any of the Pension Plans.

          Section 8.3. Each member of the Lone Star Group hereby represents and warrants to PBGC that as of the Effective Date the Lone Star Group has no contractual obligations (other than those arising under this Agreement) to contribute to the Pension Plans.

          Section 8.4. Each member of the Lone Star Group hereby represents and warrants to PBGC that --

                (a) the individuals executing this Agreement on behalf of the Lone Star Group have been duly authorized and empowered to execute and deliver this Agreement on behalf of each member of the Lone Star Group;

                (b) the execution, delivery, and performance of this Agreement by each of them (i) do not and will not violate, conflict with, or result in a breach of any of the terms of any indenture, agreement, or instrument to which any member of the Lone Star Group is party or by which it is bound or constitute (with notice or lapse of time or both) a default thereunder; and
(ii) to its best knowledge, do not and will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect;

               (c) to its best knowledge, all information furnished to PBGC by the Lone Star Group concerning the business or financial condition of each member of the Lone Star Group is, or was or will be at the time furnished, true and correct, and all financial statements and projections concerning the Lone Star Group that are or have been made available to PBGC have been prepared in good faith;

               (d) to its best knowledge, as of the Effective Date there is no fact known to any member of the Lone Star Group that would reasonably be expected to have a material and adverse effect on the business, operations, assets, or financial condition of the Lone Star Group, taken as a whole, that has not been disclosed to PBGC;

               (e) to its best knowledge, as of the Effective Date there is no fact known to any member of the Lone Star Group that would reasonably be expected to have a material and adverse effect on the value of the Collateral that has not been disclosed to PBGC;

               (f) as of the date of this Agreement, the Lone Star Group consists of each of the Debtors and each of the following Persons: Utah Portland Quarries, Inc.; Rosebud Holdings, Inc.; Rosebud Real Properties, Inc.; Rosebud Falcon Corporation; Rosebud General Corporation; Lone Star Wyoming, Inc.; Plastibeton Canada Inc.; G.M. Stewart Lumber Company, Inc., Coastline Petroleum Company, Inc.; Diamond Buildings Materials, Inc.; Lone Star California, Inc.; Gotham Suffolk Stone Corporation; Cornell Steamboat Company; Lone Star Hawaii, Inc.; Lone Star Hawaii Cement Corporation; Lone Star Hawaii Properties, Inc.; KCOR CORPORATION; Construction Aggregates Limited; Las Colinas Corporation; Nazareth Cement Corporation; and Santa Cruz Corporation;

                (g) the operations of those members of the Lone Star Group as shall fall within the definition of a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act or within the same or similar definitions under all so-called "Superfund" or "Superlien" laws, and all other federal, state, and local laws, rules, regulations, orders, and decrees relating to or imposing liabilities or standards of conduct concerning any hazardous substances, pollutants, contaminants, or toxic or dangerous wastes (collectively, "Environmental Laws") shall comply with all substantive requirements imposed thereby; provided, however, that any such member of the Lone Star Group shall have the right to assert any and all defenses and objections in any appropriate forum to the imposition of any liability under the Environmental Laws. To the knowledge of the Lone Star Group, the significant and material pending environmental actions, proceedings, and claims have been disclosed in the Disclosure Statement and the Modified Plan;

                (h) Lone Star Industries, Inc. or Lone Star Cement Inc. has full corporate power and authority to grant PBGC a security interest in the Collateral; and

                (i) Lone Star Industries, Inc., New York Trap Rock Corporation, and Lone Star Cement Inc. are duly organized, validly existing, and, on the Effective Date, will be in good standing under the laws of the states of their incorporation and are duly qualified as foreign corporations, where required, in those states or countries in which they conduct commercial operations.

          Section 8.5. Each member of the Lone Star Group hereby represents and warrants that, as to each such member that is a corporation --

                (a) to its best knowledge, such corporation is (or will be within sixty days after the Effective Date) duly organized, validly existing, and in good standing under the laws of the state of its incorporation and is (or will be within sixty days after the Effective Date) duly qualified as a foreign corporation, where required, in those states or countries in which it conducts commercial operations; and

               (b) the execution, delivery, and performance of this Agreement does not and will not violate any of the provisions of such corporation's articles of incorporation or by-laws.

          Section 8.6. Each member of the Lone Star Group hereby represents and warrants that on or before the Effective Date, the Lone Star Group shall have contributed six million dollars
($6,000,000) in cash to the Pension Plans in connection with certain alleged prohibited transactions relating to the sale/leaseback of certain real property in Rancho Cordova, California.


                                   ARTICLE IX

                               EVENTS OF DEFAULT

          Section 9.1.  The occurrence of any of the following
events shall constitute an event of default ("Event of Default") by the Lone Star Group under this Agreement:

                (a) (i) actual termination of any of the Pension Plans after the Effective Date in either a distress termination under section 4041(c) of ERISA, 29 U.S.C. Section 1341(c), or an involuntary termination under section 4042 of ERISA, 29 U.S.C.
Section 1342;

                    (ii) default under sections 11(b) or (e) of the Mortgage Agreement;

                    (iii) default under section 6.1(b) of the Security Agreement;

                (b) a material failure by the Lone Star Group to make the payment to PBGC or the contributions to the Pension
Plans required by Article IV of this Agreement;

                (c) a material default by the Lone Star Group in the due performance or observance of any of the terms, provisions, covenants, or agreements contained in this Agreement;

                (d) any representation or warranty made by any member of the Lone Star Group in this Agreement shall prove to have been false or misleading in any material respect with respect to the Lone Star Group, taken as a whole; or any representation, warranty, statement, or information of any member of the Lone Star Group contained in any report, certification, financial statement, or other instrument furnished in connection with or pursuant to this Agreement shall prove to have been knowingly false or misleading in any material respect when so made or furnished;

                (e) a voluntary case or other proceeding shall be commenced by any member of the Lone Star Group or an involuntary petition or other proceeding shall be filed against any such member in a court of competent jurisdiction seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or under any other federal or state bankruptcy, insolvency, receivership, or similar law, or any dissolution, winding up, or general assignment for the benefit of creditors (other than with respect to NewCo) shall be made or attempted by any such member, in either case, that would have a material adverse effect upon the Lone Star Group;

                 (f) to the extent not remedied by the Lone Star Group within twenty business days after receipt of written notice from PBGC, any damage, destruction, or encumbrance to or on any of the Collateral or the making of any levy, seizure, or attachment thereof or thereon that would have a material adverse effect on the value of the Collateral, unless the Lone Star Group (or the Kosmos Partnership, as the case may be) begins remedial action within such twenty-day period and proceeds with such remedial action diligently thereafter;

                 (g) to the extent not remedied by the Lone Star Group within ten business days after receipt of written notice from PBGC, the dissolution or termination of the Kosmos Partnership, if at such time the Kosmos Partnership still constitutes part of the Collateral, and such dissolution or termination has a material adverse effect on the value of the Collateral; or

                 (h) any member of the Lone Star Group shall commence legal action asserting for any reason that this Agreement is not a legal, valid, and binding obligation enforceable in accordance with its terms; any lien purported to be created by this Agreement shall for any reason cease to be in full force and effect, resulting in a material adverse effect on the value of the Collateral; or any lien purported to be created by this Agreement shall, for any reason, be asserted by any member of the Lone Star Group not to be a valid perfected security interest in the Collateral.


                                   ARTICLE X

                                    REMEDIES

          Section 10.1. Upon the occurrence of any Event of Default, and at any time thereafter so long as the same shall be continuing, PBGC may, at its option, take any or all of the following actions as PBGC in its sole discretion shall determine:

                (a) PBGC may apply for an order requiring performance, whether for the specific performance of any term or agreement hereof or for an injunction against the violation of any of the terms or provisions hereof or for an appropriate show cause order, it being agreed that a remedy of money damages will be inadequate because the failure of the Lone Star Group to comply strictly with the terms hereof would cause irreparable injury to PBGC and the Pension Plans;

                (b) PBGC may proceed to enforce its rights by any other action, suit, remedy, or proceeding authorized or permitted by this Agreement or by law or by equity;

                (c) PBGC may proceed by appropriate court action to recover damages to itself or to the Pension Plans, as applicable, for the breach hereof; and

                (d) PBGC may exercise any other right or remedy that may be available to it under applicable law.

          Section 10.2. Upon the occurrence of any Event of Default under section 9.1(a), and at any time thereafter so long as the same shall be continuing, PBGC may, at its option, take immediate possession of the Collateral and may enter upon the premises of any member of the Lone Star Group with or without process of law in order to take possession of, foreclose upon, sell, assign, transfer, and deliver, to the extent permitted by applicable law, all or any part of the Collateral, or any interest therein, at any private sale or public auction with or without demand, advertisement, or notice (except as may be required by applicable law) of the date, time, and place of sale and any adjournment thereof, for cash or credit or other property, for immediate or future delivery and for such price or prices and on such terms as PBGC, in its sole discretion, may determine, or as may be required by applicable law, so long as the applicable member of the Lone Star Group and the Kosmos Partnership is afforded a commercially reasonable opportunity to bid for all or such part of such Collateral. It is agreed that thirty days' notice to the Lone Star Group of the date, time, and place of any proposed sale by PBGC of all or any part of the Collateral or interest therein is reasonable in order to provide such opportunity to bid; provided that such agreement is not intended to relieve PBGC of its obligation to foreclose in a commercially reasonable manner, to the extent required by applicable law; provided further that PBGC's right to collect

Termination Liability in the event of a termination of one or more of the Pension Plans after the Effective Date shall not be limited to the rights granted in this Agreement with respect to the Collateral or under Article VI. At any sale of the Collateral, PBGC may bid for and purchase such property.

          Section 10.3. PBGC shall not, by any act, delay, omission, or otherwise, be deemed to have waived any of its rights or remedies hereunder, and no waiver whatsoever shall be valid unless in writing signed by PBGC and then, only to the extent set forth therein. A waiver by PBGC of any right or remedy hereunder on any one occasion shall not bar or prohibit the exercise of any right or remedy that PBGC otherwise would have had on any subsequent occasion.

          Section 10.4. All rights, remedies, and powers granted to PBGC herein or by applicable law shall be cumulative and may be exercised singly or concurrently.


                                   ARTICLE XI

                            TERMINATION OF AGREEMENT

          Section 11.1. All terms, conditions, representations, covenants, warranties, remedies and other provisions of this Agreement, the Mortgage Agreement and Security Agreement shall terminate and the Collateral shall be released on the earliest of:

                (a) the date that is thirty days after the date on which the Lone Star Group has provided PBGC with a certification by the enrolled actuary for the Pension Plans that none of the

Pension Plans has any Unfunded Benefit Liabilities, provided that
PBGC reasonably agrees that none of the Pension Plans has any Unfunded Benefit Liabilities;

                (b) the date that is both after the tenth anniversary of the Effective Date and thirty days after the date on which the Lone Star Group has provided PBGC with a certification by the enrolled actuary for the Pension Plans that the aggregate amount of the Pension Plans' Unfunded Benefit Liabilities does not exceed ten million dollars, provided that PBGC reasonably agrees that the aggregate amount of the Pension Plans' Unfunded Benefit Liabilities does not exceed ten million dollars;

                (c) the date on which the subordinated debt of Lone Star Industries, Inc. is rated at least BBB by Standard &
Poor's Corporation or at least Baa by Moody's Investors Service,
Inc.; or

                (d) the date that is thirty days after the date on which the Lone Star Group shall provide PBGC with a certification by a nationally recognized public accounting firm that the Lone Star Group has satisfied each of the following criteria, provided
                                                         --------
that PBGC reasonably agrees that such criteria have been satisfied:

                    (i) the Lone Star Group's cumulative capital expenditures for cement operations for the Test Period shall have exceeded $61.4 million;

                    (ii)  the Lone Star Group's cumulative EBITDA
          for the Test Period shall have exceeded $221.138 million; and

                    (iii) the Lone Star Group's Interest Coverage
          Ratio for the last four quarters of the Test Period shall equal or exceed 2:1;

provided, however, that this Agreement shall not terminate if, at the time otherwise provided above for termination, there exists any material Event of Default under this Agreement.

          For purposes hereof, the following definitions shall apply:

                (A) "Test Period" shall mean the period January 1, 1994, through December 31, 1998, or, if the criteria in clauses
(i), (ii), and (iii) above have not been met as of December 31, 1998, the twenty quarters immediately preceding the date as of which a determination is to be made;

                (B) "EBITDA" shall mean pre-tax income or losses plus depreciation, amortization and net interest excluding (i) gains and losses on sales and other dispositions of assets other than in the ordinary course of business, (ii) extraordinary or non-recurring gains and losses, (iii) gains and losses from purchases or redemptions of any debt and (iv) gains and losses from changes in accounting principles;

                (C) "Interest Coverage Ratio" shall mean the ratio of Free Cash Flow to interest expense for a given period;

                (D) "Free Cash Flow" shall mean Operating Profit plus depreciation (including depletion) and amortization less capital expenditures; and

                (E) "Operating Profit" shall mean sales minus the following: cost of goods sold; selling, general, and administrative expenses; and FAS 106 retiree expense; and shall exclude extraordinary or non-recurring items not in the ordinary course of business (such as but not limited to gains or losses due to asset dispositions or changes in accounting methods) and shall exclude operating earnings or losses and gains or losses from the sale of non-core assets to be transferred to NewCo pursuant to the Disclosure Statement.

          Capital expenditures, income, interest expense, and other accounting terms used in this subsection (d) but not specifically defined herein shall be calculated using generally accepted accounting principles (as promulgated by the American Institute of Certified Public Accountants) and in a manner consistent with the calculations of such items as reported on page 6 of Section I of the Lone Star Group's June 1993 Business Plan, it being understood that the intent of this subsection is to compare the Lone Star Group's actual financial performance with the financial projections set forth in such Business Plan.

                                  ARTICLE XII
                               GENERAL PROVISIONS

          Section 12.1 This Agreement contains the entire and exclusive agreement and understanding of the parties and supersedes all prior agreements, understandings, commitments, and proposals, oral or written, between the parties relating to the subject matter hereof, and no other agreement or understanding exists except as expressly set forth in this Agreement. The parties agree that should a court be called upon to interpret any provision of this Agreement, previous drafts shall not be used by any party in any manner to support its interpretation. Each party and counsel for each party here to have reviewed this Agreement and have participated in its drafting and, accordingly, the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in any dispute over the interpretation of this Agreement.

          Section 12.2.  This Settlement Agreement shall be
interpreted in accordance with and governed by the law of the State of New York, except to the extent preempted by federal law.

          Section 12.3. For all purposes under this Agreement, each member of the Lone Star Group hereby irrevocably appoints Reorganized Lone Star with full power and authority as its agent for receiving any notice required or permitted under this Agreement and for service of process in respect of any action or proceeding arising under or pertaining to this Agreement, and PBGC acknowledges such irrevocable appointment. Notice to

Reorganized Lone Star by PBGC provided in accordance with section
12.6 of this Agreement shall constitute notice to each member of the Lone Star Group.

          Section 12.4. Any lawsuit or action arising under or pertaining to this Settlement Agreement shall be brought in the United States District Court for the Southern District of New York, provided that if such court lacks jurisdiction, such lawsuit or action may be brought in any United States District
Court of competent jurisdiction; provided further that, prior to substantial consummation of the Modified Plan, the Bankruptcy
Court shall have such jurisdiction as is necessary to consummate the Modified Plan.

          Section 12.5.  This Agreement may not be modified or
amended except by a writing duly executed by the Lone Star Group and PBGC.

          Section 12.6. Any notice, consent, approval, or other communication required or permitted under this Agreement shall be in writing and shall be delivered by hand, by overnight courier service, or by telecopy (with request for assurance of receipt in a manner customary for such communications), or by certified or registered mail, postage prepaid, and shall be deemed duly given when so delivered or sent by telecopy or, if sent by overnight courier service, on the first business day after dispatch or, if sent by certified or registered mail, five business days after the date of dispatch to the following addressees at the address or telecopy number set forth below:

      To The PBGC:        Director, Corporate Finance and
                            Negotiations Department
                          Pension Benefit Guaranty Corporation
                          1200 K Street, N.W.
                          Washington, D.C. 20005

                          Telecopy No.:  202-842-2643

      To The Lone Star
        Group:            Senior Vice President, General Counsel
                             and Secretary
                          Lone Star Industries, Inc.
                          300 First Stamford Place
                          Stamford, Connecticut 06912-0014

                          Telecopy No.:  203-969-8590

or to such other Persons or addresses as any party may from time to time designate by notice in accordance with this section to the other party or parties. If the effective date of notice shall fall upon a day that is not a business day, notice shall not be deemed effective until the next business day.

          Section 12.7. Any obligation of the Lone Star Group under this Agreement shall be the joint and several obligation of each Person who is a member of the Lone Star Group at the time such obligation arises to the extent provided under ERISA; provided that any determination as to whether a Person is jointly and severally liable hereunder shall be made in the same manner as such determinations are made under Title IV of ERISA with respect to Termination Liability.

          Section 12.8. Nothing in this Agreement shall limit or impair the rights of PBGC or the Pension Plans with respect to liens that may arise pursuant to section 412(n) of the Internal
Revenue Code of 1986.

          Section 12.9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, no member of the Lone Star Group shall have the right to assign any of its rights or interest in this Agreement or delegate any obligation under this Agreement without the prior written consent of the PBGC. Any reference in this Agreement to any of the parties shall be deemed to include the permitted successors and assigns of such party.

          Section 12.10. This Agreement may be executed in any number of identical counterparts, each of which shall be an original as against the party who signed it, and all of which together shall constitute one and the same instrument. No party to this Agreement shall be bound by this Agreement until a counterpart has been executed by or on behalf of each party.

          Section 12.11.  The captions and the table of contents
in this Agreement have been inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision.

          Section 12.12.  Any provision of this Agreement that
shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions.

          Section 12.13.  This Agreement is subject to approval
by the Bankruptcy Court and shall be null and void if not so approved or if the Modified Plan does not become effective.

                              PENSION BENEFIT GUARANTY CORPORATION

                              By:    /s/     Andrea E. Schneider
                              Name:  Andrea E. Schneider
                              Title: Director, Corporate Finance and
                                     Negotiations Department


                              LONE STAR INDUSTRIES, INC., on behalf
                              of itself and each member of the
                              Lone Star Group

                              By:    /s/     John J. Martin
                              Name:  John J. Martin
                              Title: Sr. V.P.